Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan  48502-2401
(810) 766-7500


For Immediate Release                         Contact:  Karen L. Magidsohn
July 1, 1997                                            Vice President
                                                        Corporate Marketing
                                                        810-766-7895


CITIZENS BANKING CORPORATION
ACQUIRES CB FINANCIAL CORPORATION

Flint, MI   Citizens Banking Corporation today acquired CB Financial
Corporation, headquartered in Jackson Michigan and merged the CB Financial banks, City Bank & Trust Company in Jackson; City Bank in St. Johns/Lansing; and CB North in Charlevoix with and into Citizens Michigan banking operations, Citizens Bank.

Citizens Banking Corporation purchased CB Financial Corporation in a tax free stock-for-stock merger transaction accounted for as a pooling of interests. The transaction was recently approved by regulatory authorities and the shareholders of both Citizens and CB Financial.

Robert J. Vitito, President and Chief Executive Officer of Citizens Banking Corporation, said, "We welcome these new markets into our family of community banks. We are very excited about the opportunity to build and strengthen our presence in Jackson, Charlevoix, and St. Johns/Lansing."

The new Citizens Bank markets will be part of Citizens Michigan banking operation which includes the following market areas: Bay City/Midland, East Lansing, Fenton, Flint, Grayling/Gaylord, Royal Oak, Saginaw, Standish, Sturgis, and Ypsilanti. The three new markets will become part of Citizens Bank and operate as follows:

Citizens Bank Jackson will operate as a Community Bank serving Jackson, Albion, Brooklyn, Homer, Parma, Springport, and Vandercook Lake. David L. Prough has been appointed President of the Bank.

Citizens Bank Charlevoix will operate as a Community Bank serving its current communities of Traverse City, Beaver Island, Bellaire, Boyne City, Central Lake, East Jordan, Eastport, and Ellsworth. James R. Kanary has been appointed President of Citizens Bank Charlevoix and will also continue as President of Citizens Bank Grayling/Gaylord.

Citizens Bank Lansing will operate as a Community Bank and will include East Lansing, Lansing, Elsie, Fowler, Haslett, St. Johns, Laingsburg, and Okemos. Mark A. Fleshner has been appointed President of the Bank.

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust, and investment services to a broad client base. The Flint-based company now has assets of $4.3 billion. Citizens now serves markets throughout Michigan and in suburban Chicago, Illinois through 128 banking offices and over 130 ATMs.